Exhibit T3A.11

CERTIFICATE OF CORRECTION TO

CERTIFICATE OF INCORPORATION OF

PRIMUS ACQUISITION SUB, INC.

Pursuant to Section 103(f) of the Delaware General Corporation Law, PRIMUS ACQUISITION SUB, INC., a Delaware corporation, hereby certifies as follows:

1.	The name of the corporation filing this certificate is PRIMUS ACQUISITION SUB, INC., a Delaware corporation.

2.	The instrument being corrected is entitled “CERTIFICATE OF INCORPORATION OF PRIMUS ACQUISITION SUB, INC.” and said instrument was filed in the office of the Secretary of State of the State of Delaware on March 20, 2000. Said instrument is an inaccurate record of the corporate action therein referred to.

3.	Article V.B. of said CERTIFICATE OF INCORPORATION inaccurately set forth that:

“Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the stockholders entitled to vote. The Board of Directors shall also have the power to adopt, amend or repeal Bylaws.”

Article V.B. of said CERTIFICATE OF INCORPORATION, as corrected, should read in its entirety as follows:

“The Bylaws may be altered or amended or new Bylaws adopted by the stockholders entitled to vote. The Board of Directors shall also have the power to adopt, amend or repeal Bylaws.”

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, PRIMUS ACQUISITION SUB, INC. has caused this Certificate of Correction to be signed and attested by its duly authorized officers this      day of April, 2000.

Primus Acquisition Sub, Inc.

By:	/s/ K. Paul Singh
K. Paul Singh, President and
Chief Executive Officer

ATTEST:

/s/ David P. Slotkin
David P. Slotkin, Secretary

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